Exhibit 99_(3)(ii)

Dated 3rd April 2001

(1) COMMERCIAL UNION LIFE ASSURANCE COMPANY LIMITED

(2) BUSINESS OBJECTS UK LIMITED

(3) BUSINESS OBJECTS SA

Lease
Of
Unit 5, VANWALL BUSINESS PARK
MAIDENHEAD

Mishcon de Reya Solicitors

21 Southampton Row, London WC1B 5HS
Tel +44(0)20 7440 7000 Fax +44(0)20 7404 5982 DX 37954 Kingsway
E-mail: postmaster@mishcon.co.uk
www.mishcon.co.uk

“Adjoining Property” means any land or property neighboring or adjoining the Premises or the Estate, including (where the context admits) other parts of the Estate; and any reference to the Landlord having an interest in any Adjoining Property shall include any interest of a Group Company of the Landlord;

“Apparatus” means plant machinery and equipment; “Communal Apparatus” means Apparatus which serve the Common Parts and/or serve two or more Units; and “Exclusive Apparatus” means, in relation to any Unit, Apparatus which exclusively serves that Unit;

Common Parts” means the roads and footpaths in or forming part of or serving the Estate which are from time to time available for common use by the tenants and occupiers of the Units and which, as presently designated are shown coloured yellow on the attached plan;

“Common Parts Transfer” means a transfer of Common Parts dated 23rd August 2000 from Frogmore Developments Limited to Vanwall 2 Management Company Limited;

“damage” and damaged” include destruction” and “destroyed” respectively

“decorate” means and includes decorate paint paper varnish treat and polish and the like, and “decoration” shall be construed accordingly;

“Development” has the meaning given by Section 55 of the Town and Country Planning Act 1990;

“Enactment” means any Statute, Statutory Instrument, Order or Bye-law issued by any competent authority for the time being and from time to time in force and any rule, regulation, scheme, plan or direction issued under or deriving authority from any of them;

“Estate” means each and every part of Estate described in Part 1 of Schedule 1 and any adjacent land which the Landlord may from time to time acquire and designate as being comprised in and managed as part of the Estate including without limitation any buildings driveways boundary walls fences landscaping works Service Conduits and other works and other facilities and services together also with all appurtenant easements and other rights;

“Fair Proportion” means a fair proportion as assessed by the Surveyor acting in good faith as an expert and not as an arbitrator and whose reasonable decision shall be final and binding on the Tenant, provided that in respect of the Service Charge the Fair Proportion of each Unit shall be the proportion which the gross external areas of all buildings on all existing and intended Units on the Estate;

“Granted Rights” means the rights set out in Schedule 2;

“Group Company” means a company that is from time to time a member of the same Group within the meaning of section 42 (as unamended) of the 1954 Act;

“Guarantor” includes the estate and personal representatives of any Guarantor;

“Incumbrances” means the matters specified in Part 3 of Schedule 1;

“Insurance Contribution” means the total of the gross amount from time to time of:-

(1)	the sums payable by the Landlord for insuring the Premises against the Insured Risks (or, if the Premises are insured together with other premises, a Fair Proportion of the sums payable for insuring them);

(2)	(3) the sums payable by the Landlord for insuring against loss of the Principal Rent payable under this Lease from time to time (and allowing for any review of the Principal Rent which may become due under this Lease) for such period as the Landlord reasonably deems appropriate being not less than three years; and

(3)	any increase in the sum payable for any similar insurance relating to any Adjoining Property and/or to the loss of the rents from any part of them becoming payable as a result of any act or omission of the Tenant or anyone under the Tenant’s control; and

(4)	(if required by the Landlord the sums payable by the Landlord for insuring against loss of the Service Charge and any other additional rents payable under this Lease from time to time;

“Insured Risks” means the risks against which the Landlord shall at the time of the damage or destruction in question have effected insurance pursuant to clause 4.2., other than to the extent to which they fall within excesses, exclusions or limitations as referred to in clause 4.2;

“Interests” means interest during the period from the date on which the payment is due or from such other date as may be specified in this Lease to the date of payment (both before and after any judgement) at three per cent above the base rate from time to time of such London clearing bank as the Landlord may from time to time nominate or should such base rate cease to exist such other rate of interest as is most closely comparable with such base rate to be agreed between the parties or in default of agreement to be determined by the Accountant (acting as an expert and not as an arbitrator);

“Landlord” includes the person for the time being entitled to the reversion immediately expectant on the Term and any superior landlord;

“Management Company” means the company which from time to time is the registered proprietor of a freehold or leasehold interest in the Common Parts and which is obliged to perform the Services in accordance with the provisions of the Common Parts Transfer;

“parties” means the Landlord and the Tenant (but excludes any Guarantor) and “party” means the Landlord or (as the case may be) the Tenant;

“perpetuity period” applicable to this Lease is and means the period of eighty years from the date of this Lease and where rights are granted or reserved in respect of items not yet in existence such rights shall only arise in respect of such of those items as shall come into existence within the perpetuity period;

“Planning Acts” means the Town and Country Planning Act 1990 the Planning and Compensation Act 1991 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 and any regulations or orders made under the authority of any of those Acts except that any reference in this Lease or any other relevant document to a Use Class shall be confined to the prescribed definition of that Use Class current at the date of this Lease or that document (as applicable);

“Planning permission” means any planning permission listed building consent conservation area consent and any other permission or consent under the Planning Acts;

“Policy” means the insurance policy referred to in clause 4.2;

“Premises” includes any part of the Premises;

“Rates” means general water business and other rates taxes charges community charge council tax assessments impositions and out-goings of whatever nature;

“Regulations” means the regulation set out in Schedule 6 as varied or supplemented (in the interests of good estate management) from time to time;

“Reinstatement Cost” means the costs (including the cost of shoring up demolition and site clearance architect’s surveyor’s and other professional fees and Value Added Tax (if applicable) which would be reasonably likely to be incurred in reinstatement in accordance with the requirements of this Lease at the time when such reinstatement is likely to take place having regard to all relevant factors including any increases in building costs reasonably expected or anticipated to take place at any time up to the date upon which the reinstatement is fully completed;

“Rents” means the Principal Rent and the Insurance Contribution and the Service Charge and all other sums reserved or payable as rent under the terms of this Lease;

“Rent Payment Days” means 25th March, 24th June, 29th September and 25th December in each year;

“Reserved Rights” means the rights set out in Schedule 3;

“Reviewed Rent” means in respect of the period commencing on each Review Date the Reviewed Rent at that Review Date determined in accordance with the provisions of Clause 5;

“Service Conduits” means pipes wires cables sewers drains gutter flues other conducting media and any items similar to any of them and all valves chambers covers fixings and similar items ancillary to any of them;

“Communal Service Conduits” means Service Conduits, which serve the Common Parts and/or serve two or more Units; and “Exclusive Service Conduits” means, in relation to any Unit, those Service Conduits which serve it exclusively;

“Services” means the works and services the costs of which are capable of falling within the Service Costs under Schedule 5, and “Service Charge” means the service charge payable under the provisions of Schedule 5;

“Surveyor” means any person or firm appointed by or acting for the Landlord (or, in respect of the Service Charge or the Common Parts, for the Management Company) from time to time (whether or not an employee of the Landlord or a Group Company) appointed by the Landlord to perform the function of a surveyor for any purpose of this Lease;

“Tenant” includes the successors in title of the Tenant, and “anyone under the Tenant’s control” means the Tenant’s employees agent’s subtenants licensees invitees and anyone else on the Premises or the Estate expressly or impliedly with the authority of the Tenant;

“Unit” means each lettable building on the Estate and the land in its curtilage (including the Premises, unless the context otherwise requires), as designated from time to time the presently intended designation of Units being shown on the attached plan;

“last year of the Term” includes the last year of the Term if the same shall determine otherwise than by effluxion of time, and “the end of the Term” include such sooner determination of the Term;

“this Lease” means this Lease (including its schedules) as varied amended or supplemented from time to time and shall be deemed to include a reference to any document which varies amends or is supplemental to or made or given pursuant to or in accordance with any of the terms of this Lease;

“VAT” means Value Added Tax and/or any tax of a similar nature that my be substituted for it or levied in addition to it;

“1954 Act” means the Landlord and Tenant Act 1954;

1.3	Any obligation imposed on the Tenant by this Lease not to do an act or thing includes an obligation not to permit or suffer it to be done by anyone under the Tenant’s control; and any such obligation to do an act or thing includes an obligation to procure where appropriate that it is done by anyone under the Tenant’s control;

1.4	The singular includes the plural and vice versa and the neuter includes the masculine and the feminine and vice versa;

1.5	Whenever the Tenant or the Guarantor comprises two or more persons, the liability of those persons under this Lease is joint and several;

1.6	Any right of the Landlord or the Management Company to have access to the Premises extends to all persons authorised by it (including agents, professional advisers, contractors, workmen and others);

1.7	Whenever the consent or approval of the Landlord is required for any matter under or in relation to this Lease, such consent or approval is also required of any mortgagee of the Premises whose mortgage requires its consent or approval to be obtained for such matter;

1.8	Any reference to a specific Enactment includes any statutory extension or modification or re-enactment of it and any regulations or orders made under it (except in the case of the definition of “Group Company” and in relation to regulations or orders defining Use Classes under the Planning Acts);

1.9	The paragraph headings do not form part of this Lease and shall not affect its interpretation;

1.10	References to clauses or schedules are to clauses or schedules in this Lease and references in a schedule to paragraphs are to paragraphs in that schedule.

2.	DEMISE AND RENTS

	2.1	The Landlord demises the Premises to the Tenant for the Term –

	(1)	Granted Rights

Together with the Granted Rights set out in Schedule 2 in common with the Landlord and the owners and occupiers of other parts of the Estate and all others authorised by any of them or otherwise entitled; but

	(2)	Reserved Rights

Excepting and reserving the Reserved Rights set out in Schedule 3 to the Landlord and the Management Company and the owners and occupiers of other Units of the Estate and all others authorised by them or otherwise entitled; and

	(3)	Incumbrances and Other Rights

Subject to the Incumbrances and all others rights, agreements, covenants and stipulations affecting the Premises.

	2.2	This Lease reserves the following Rents:

	(1)	Principal Rent

The Principal Rent, which will be payable from and including the Rent Commencement Date and is subject to review on each Review Date under the provisions of clause 5 and which is to be paid (together with any VAT) without any deductions (except any which the Tenant is obliged to make under any Enactment) or set-off by equal quarterly payments in advance on the Rent Payment Days, the first payment to be made on the date of this Lease in respect of the period commencing on the Rent Commencement Date and ending on the day before the following Rent Payment Day; and

(2) Insurance Contribution

The Insurance Contribution, which will be payable from and including the Outgoings Commencement Date and which is to be paid as additional rent (together with any VAT) without deduction or set off within seven (7) days of demand; and

(3) Service Charge

The Service Charge, which will be payable from and including the Outgoings Commencement Date and which is to be paid as additional rent (together with any VAT) without any deduction or set-off in accordance with the provisions of Part 1 of Schedule 5.

3.	TENANTS COVENANTS

The Tenant covenants with the Landlord to observe and perform the following covenants and obligations:

3.1	Rent and Outgoings

	3.1.1	To pay the Rents at the times and in the manner set out in this Lease and if so required by the Landlord to pay the Principal Rent by Bankers Credit Transfer or other similar method specified by the Landlord.

	3.1.2	If any amount of Rent or any other sum due from the Tenant under the terms of this Lease shall at any time be more than fourteen days overdue, to pay Interest to the Landlord on the overdue amount calculated from the due date for payment until the date of actual payment (both before and after any judgement), and that Interest shall be recoverable as if rent, but nothing in this clause entitles the Tenant to withhold or delay any payment after the date on which it first falls due or in any way reduces or restricts any rights or remedies of the Landlord in relation to the non-payment.

3.1.3	To pay and discharge as from the Outgoings Commencement Date all Rates which are now or may at any time during the Term be payable charged or assess on or in respect of the Premises or on its landlord tenant owner or occupier (or, in respect of any Rates relating to the Premises and other premises, a Fair Proportion) and in every case together with any VAT or other similar tax payable on them.

3.1.4	To the extent that the same are not included in the Service Charge to pay and indemnify the Landlord against all charges for all water gas electricity (including meter rents) telecommunication and other services consumed or used on or supplied to the Premises and in every case any VAT payable on them.

3.1.5	To pay to the Landlord and to indemnify the Landlord against any VAT at the rate for the time being in force chargeable:-

(1)	in respect of the Rents or any other payments to be made by the Tenant to the Landlord or any person on the Landlord’s behalf in connection with or under any of the provisions of this Lease; and

(2)	in respect of any service or supply to be made by or on behalf of the Landlord pursuant to this Lease; and

(3)	in respect of any service or supply to be made to the Landlord in connection with this Lease, the cost of which is recoverable from the Tenant under the terms of this Lease, save insofar as any such VAT is immediately recoverable by the Landlord as an input for VAT purposes;

but (for the avoidance of doubt) the Landlord shall be under no obligation to exercise or not exercise any option or right conferred on it by any Enactment that might create, increase, reduce or avoid any liability to VAT referred to in this clause and the Landlord shall be required to provide a valid VAT invoice prior to recovery and any sum from the Tenant in respect of VAT

	3.1.6	To the extent that the same are not included in the Service Charge, to pay to the Landlord by way of additional rent on demand a Fair Proportion of the costs and expenses of and relating to the construction, repair, rebuilding, cleansing and maintenance of all roads, pavements, walls, Service Conduits and other things the use of which is or may be common to the Premises or the Estate and to other property.

3.2	Reserved Rights

	3.2.1	To permit the Landlord and the Management Company and the owners and occupiers of other Units on the Estate and those authorised by them and others so entitled to exercise the Reserved Rights and any rights under the Incumbrances and not to inhibit or interfere with the exercise of any of them.

	3.2.2	To permit prospective purchasers of or agents instructed in connection with any prospective or actual sale of the Landlord’s interest in the Premises to view the Premises without interruption at any time during the Term providing that they have given the Tenant reasonable notice and are authorised in writing by the Landlord or its agents.

3.3	Repair and Decoration

	3.3.1	To keep the Premises in good and substantial repair and condition and to renew and replace the whole or any part of the Premises whenever necessary but the Tenant shall not be obliged to repair or repair damage by an Insured Risk except where or to the extent to which:-

(1) the damage is not insured because of an exclusion or limitation imposed by the insurers; or

(2) the insurance monies are irrecoverable in part or in whole because of any act default or omission of the Tenant or anyone under the Tenant’s control;

and the Tenant shall on demand pay the amount of any excess to be borne by the insured in the event of any claim on the insurance in respect of damage to the Premises.

3.3.2	To keep the Premises free of any actually or potentially contaminative polluting or harmful substances.

3.3.3	To keep any landscaped areas within the boundaries of the Premises properly and neatly planted and cultivated in the same manner and to the same appearance as laid out planted and cultivated by the Landlord (to the intent that uniformity shall be maintained throughout the Estate) and to keep any open areas neat and tidy and free of refuse.

3.3.4	To replace all the Landlord’s fixtures and fittings in the Premises, which become beyond repair during the Term with those of good quality.

3.3.5	To enter into and maintain throughout the Term fully comprehensive maintenance contracts in respect of all the Exclusive Apparatus of the Premises with a company or companies of repute and produce the contracts to the Landlord on request at reasonable intervals with evidence that any payments due under them are paid up to date.

3.3.6

To produce to the Landlord on request at reasonable intervals a certificate issued by an electrical contractor that the electrical circuits within the Premises comply with the then current regulations of the Institute of Electrical Engineers or other relevant standards or recommended current codes of practice.

3.3.7	To decorate completely in accordance with then current good practice using good quality materials all the parts of the Premises which have been or ought to be or normally are so decorated, to the reasonable satisfaction in all respects of the Landlord, as to the exterior of the Premises in every third year of the Term and as to the interior of the Premises in every fifth year of the Term and in each case also immediately before the end of the Term (and in the latter case in such colours and patterns as the Landlord may reasonably require).

3.3.8

Within one month (or sooner if appropriate) after the Landlord shall have given to the Tenant or left on the Premises a notice in writing specifying any repairs, cleaning, maintenance or decoration of the Premises which the Tenant has failed to carry out in breach of the Tenant’s responsibilities under this Lease, to commence to repair and make good the same and thereafter proceed diligently with such works to a good and substantial condition and to the reasonable satisfaction of the Landlord or the Landlord’’ Surveyor and in case of default to permit the Landlord and the workmen or agents of the Landlord to enter the Premises with or without plant, equipment and materials and execute such repairs or other works and all expenses reasonably incurred thereby shall on demand be paid by the Tenant to the Landlord as a debt with Interest.

3.4	Alterations and Additions

	3.4.1	Not to make any structural alterations or additions to the Premises or the Service Conduits or Apparatus in or serving the Premises nor to commit any waste, spoil or destruction in or upon the Premises nor to cut damage or injure any of the roofs, walls, floors or other structural parts of the Premises or the Service Conduits or Apparatus or other Landlord’s fixtures or fittings of the Premises PROVIDED THAT the Tenant may with the Landlord’s prior written consent (such consent not to be unreasonably withheld or delayed) make minor internal structural alterations or additions which do not increase or decrease the lettable floor area of any building on the Premises and make consequential minor alterations to Service Conduits which do not affect the Service Conduits serving any other part of the Estate and the Tenant shall (if so required by the Landlord) remove at the end of the Term any alterations or additions made during the Term and make good any damage so caused.

	3.4.2	Not to erect any pole, aerial, mast, dish or other similar thing (whether in connection with telegraphic, telephonic, radio or television communication or otherwise) upon any part of the exterior of the Premises without the Landlord’s prior written consent, which shall not be unreasonably withheld or delayed for any which are reasonably necessary for the Tenant’s (or an authorised subtenant’s) business and are consistent with the Permitted Use and which the Tenant shall remove at the end of the Term making good any damage so caused.

	3.4.3	Not to affix or exhibit to or upon any part of the Premises or in any window thereof any fixed or temporary placard, poster, advertisement, sign or other notice so as to be visible from outside the Premises without the Landlord’s prior written consent, which shall not be unreasonably withheld or delayed for a business sign affixed to the exterior of the office building comprised in the Premises stating the trade name of the business carried on in the Premises and of such size, design and method of illumination as the Landlord may approve in the interests of reasonable uniformity throughout the Estate and which the Tenant shall (if so required by the Landlord) remove at the end of the Term making good any damage so caused.

	3.4.4	In relation to all alterations and additional made to the Premises, to comply in all respect with the Construction (Design and Management) Regulations 1994 and to keep a fully up to date health and safety file relating to the Premises available for inspection by the Landlord at all times and to provide a copy of such health and safety file whenever requested by the Landlord and to hand over an up to date health and safety file for the Premises to the Landlord at the end of the Term.

3.5	Use

	3.5.1	Not to use the Premises for or carry on upon the Premises any use other than the Permitted use.

	3.5.2	Not to leave the Premises unoccupied for more than one month without providing reasonable care-taking or security arrangements.

	3.5.3	Not to cause anything to be done on the Premises which may be or becomes a nuisance or cause damage to the Landlord or to the owners, tenants or occupiers of other Units or other Adjoining Property.

	3.5.4	Not to use the Premises for gambling or as an amusement arcade or for any noxious noisy or offensive trade or business or for any illegal or immoral act or purpose.

	3.5.5	Not to permit any person to sleep on the Premises nor to use the Premises for residential purposes not to keep any animal, fish, reptile or bird on the Premises.

	3.5.6	Not to hold on the Premises any exhibition, public meeting, public entertainment or sale by auction.

	3.5.7	Not to cause or permit to be discharged into the Service Conduits or onto any Adjacent Property or other land or premises any oil or grease, or any contaminative, noxious, deleterious, objectionable, dangerous, poisonous or explosive matter or substance, and to take all reasonable measures to ensure that effluent discharged into the Service Conduits will not be corrosive or otherwise harmful to the Service Conduits or cause any obstruction or deposit in them.

	3.5.8	To observe and perform in respect of the Premises and the Estate the regulations contained or referred to in Schedule 6.

3.6	Insurance and Fire Precautions

	3.6.1	Not to do or omit anything that could cause the Policy to become void or voidable or vitiated wholly or in part nor (unless the Tenant shall have previously notified the Landlord and the insurer shall have consented and the Tenant shall have agreed to pay the increased premium) anything by which additional insurance premiums may become payable.

	3.6.2	To keep the Premises supplied with such fire fighting equipment as the insurers and the fire authority may require and as the Landlord may reasonably require and to maintain the same to their satisfaction.

3.6.3

Not to store or bring onto the Premises any article, substance or liquid of a specially combustible, inflammable or explosive nature and to comply with the requirements and recommendations of the fire authority and/or the insurers and the reasonable requirements of the Landlord as to fire precautions relating to the Premises or the Estate.

	3.6.4	Not to obstruct the access to any fire equipment or the means of escape from the Premises.

	3.6.5	To give notice to the Landlord immediately on becoming aware of the occurrence if any event occurs which might affect any insurance policy relating to the Premises.

	3.6.6	Immediately to inform the Landlord in writing of any conviction judgement or finding of any court or tribunal relating to the Tenant (or any director other officer or major shareholder of the Tenant) of such nature as to be likely to affect the decision of any insurer or underwriter to insure the Premises.

	3.6.7	If at any time the Tenant shall be entitled to the benefit of any insurance on the Premises which is not effected or maintained in pursuance of any obligation contained in this Lease, to apply all monies received by virtue of such insurance in making good the loss or damage in respect of which it shall have been received.

	3.6.8	If required by any Enactment to obtain a fire certificate for the Premises and on request to produce it to the Landlord for inspection.

	3.6.9	If the whole or any part of the Premises or other part of the Estate is damaged or destroyed either:

(1) by an Insured Risk and the insurance money under the Policy is wholly or partially irrecoverable by reason of any act or omission of the Tenant or anyone under the Tenant’s control; or

(2) as a result of the act or omission (not being an Insured Risk) of the Tenant or anyone under the Tenant’s control;

then pay to the Landlord on demand with Interest the cost of rebuilding and reinstating the damaged or destroyed property in which event the provisions of clauses 7.2 and 7.3 shall (so far as applicable) apply.

3.7	Apparatus and Installations

	3.7.1	To keep all Apparatus upon the Premises properly maintained and in good working order, and for that purpose to employ reputable contractors for the regular periodic inspection and maintenance of them, to renew all working and other parts as and when necessary or when recommended by such contractors, to ensure that such Apparatus is properly operated, and to avoid damage to the Premises or other Units by vibration or otherwise.

	3.7.2	Not to erect or install on the Premises any additional Apparatus other than in the normal course of the Tenant’s business provided that it is consistent with the Permitted Use and with all other applicable provisions of this Lease.

	3.7.3	Not to suspend any weight from nor to load or use the walls ceilings floors or structure of the Premises in any manner which will cause strain damage or interference with the structure of the Premises and not to have on the Premises any safe or other unusually heavy item except in such location (if any) and subject to such conditions as the Landlord may specify.

	3.7.4	Not to overload the electrical system or circuits in the Premises or the Estate.

3.8	Statutory Matters

	3.8.1	At the Tenant’s own expense, to execute all works and provide and maintain all arrangements upon or in respect of the Premises or the use to which the Premises are being put that are required (whether by the Landlord, the lessee or the occupier) in order to comply with the requirements of any Enactment or competent authority or court of competent jurisdiction.

	3.8.2	Not to do in or near the Premises any act or thing by reason of which the Landlord may under any Enactment incur, have imposed upon it, or become liable to pay any penalty, damages, compensation, costs, charges or expenses.

	3.8.3	Without prejudice to the generality of clauses 3.8.1 and 3.8.2, to comply in all respects with the provisions of any Enactment applicable to the Premises or in regard to carrying on the trade or business for the time being carried on by the Tenant on the Premises or for the health and safety of the Tenant or anyone under the Tenant’s control.

	3.8.4	Upon receipt of any notice order or direction or other communication from any competent authority likely to affect the Premises or its user to deliver to the Landlord immediately a copy of the same and if so required by the Landlord to take such steps and join with the Landlord in making such representations or appeals in all cases as the Landlord may consider desirable.

	3.8.5	Immediately upon becoming aware of it, to give notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the provisions of this Lease or the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 or otherwise, and at all times to display and maintain all notices which the Landlord may from time to time reasonably require to be displayed at the Premises.

3.9	Planning

	3.9.1	To comply in respect of the Premises with the provisions and requirements of the Planning Acts whether as to the Permitted Use or otherwise.

	3.9.2	Not to make any application for planning permission in relation to the Premises without the previous consent of the Landlord (which shall not in the case of permitted works be unreasonably withheld or delayed) and subject thereto at the expense of the Tenant, to obtain all planning permissions and to serve all such notices as may be required for the carrying of any operations or user on the Premises which may constitute Development.

	3.9.3	Subject only to any Enactment to the contrary, to pay and satisfy any charge or levy that may hereafter be imposed under the Planning Acts in respect of the carrying out of maintenance of any such operations, or the commencement or continuance of any such user.

	3.9.4	Notwithstanding any consent which may be granted by the Landlord under this Lease, not to carry out or make any alteration or addition to the Premises, or any change of use, until:

(1) all necessary notices under the Planning Acts have been served and copies produced to the Landlord;

(2) all necessary permissions under the Planning Acts have been obtained and produced to the Landlord; and

(3) the Landlord (acting reasonably and without delay) has acknowledged that every such necessary planning permission is acceptable to it;

the Landlord being entitled to refuse to acknowledge that a planning permission is acceptable to it on the grounds that any condition contained in it, or anything omitted from it, or the period referred to in it, would (in the reasonable opinion of the Surveyor acting as an expert and not as an arbitrator) be, or would be likely to be, prejudicial to the Landlord’s interest in the Premises or in any other Units or in any other Adjoining Property whether during or after the end of the Term.

	3.9.5	Unless the Landlord shall otherwise direct, to carry out and complete before the end of the Term:

	(1)	any works stipulated to be carried out to the Premises by a date subsequent to the end of the Term as a condition of any planning permission granted for any Development begun by the Tenant before the end of the Term; and

	(2)	Any Development begun by the Tenant upon the Premises in respect of which the Landlord shall be or become liable for any charge or levy under the Planning Acts.

	3.9.6	In any case where a planning permission is granted subject to conditions, and if the Landlord reasonably so requires, to provide security for the compliance with such conditions, and not to implement the planning permission until such security has been provided.

	3.9.7	If the Tenant shall carry out any Development or carry out permit or consent to any act, matter or thing giving rise to a charge or fiscal liability on the Landlord, the Tenant will pay and indemnify the Landlord against all liability for any tax, levy, charge or other fiscal imposition of whatsoever nature (including interest on overdue tax and penalties for failure to give appropriate notices and information) under any enactment for which the Landlord shall be liable as a result of such Development, act, matter or thing and shall on demand repay to the Landlord the amount of the tax, levy, charge or fiscal imposition.

3.10	Dealings

	3.10.1	Except when and only to the extent permitted under the subsequent provisions of this clause 3.10, not:-

(1) part with possession of the Premises or any part of it;

	(2)	permit another to occupy the Premises or part of it;

	(3)	share occupation of the Premises or any part of it;

	(4)	hold the Premises or any part of it on trust for another;

3.10.2	Not to:-

	(1)	assign or charge part only of the Premises; or

	(2)	underlet part only of the Premises unless it is a Permitted Part nor so as to result in the Premises being divided into more than six units of occupation; or

	(3)	underlet a Permitted Part for more than five years (if part of a floor) or ten years (if a whole floor)

3.10.3	If the Tenant shall have complied with the other applicable provisions of this clause 3.10 (except clause 3.10.8 which falls to be complied with afterwards) and shall have provided to the Landlord all information reasonably necessary for the Landlord to consider the matters contained in provisos (a) to (f) of this clause, then the Tenant may with (but not without) the prior written consent of the Landlord (such consent not to be unreasonably withheld):-

	(1)	assign or charge the whole of the Premises;

	(2)	underlet the whole of the Premises;

	(3)	underlet a Permitted Part of the Premises in conformity with Clause 3.10.2.(2);

provided that the Landlord may withhold consent for an assignment if any one or more of the following criteria is not met

	(a)	the financial standing of the proposed assignee shall be such that, having regard to the provisions of this Lease (disregarding clause 3.10.4(3) and all other relevant matters, there would be no diminution in the value of the Landlord’s reversion to this Lease if the proposed assignment took place;

	(b)	there would be no diminution in the value of the Premises or any Adjoining Property as a result of the proposed assignment due to the nature of the business intended to be carried on in the Premises by the proposed assignee or for any other reason;

	(c)	(unless the assignee is able to provide a surety or other security reasonably acceptable to the Landlord) the annual net profit before tax (ignoring any extraordinary or non-recurring items of income or profits) shown in the audited accounts of the proposed assignee for each of the three consecutive accounting years (being not less than twelve months each) down to an accounting date not more than eleven months before the date of the proposed assignment shall in each case be not less than three times the rents payable under this Lease at the date of the assignment;

	(d)	(unless the assignee is able to provide a surety or other security reasonably acceptable to the Landlord) the net assets (disregarding provision for deferred taxation) shown in the latest audited accounts of the proposed assignee (which shall relate to an accounting year ended not more than eleven months before the date of the proposed assignment) shall be not less than six times the rents payable hereunder at the date of the assignment;

	(e)	there shall be (at the date of the application to the Landlord for consent to the assignment or at any time after that date down to the proposed date of the assignment) no material breaches of any of the Tenant’s covenants in this Lease;

and any dispute as to any of foregoing shall be determined by an independent surveyor appointed (in default of joint appointment) at the request of either the Landlord or the Tenant by the President for the time being of the Royal Institution of Chartered Surveyors and such surveyor shall be final and binding on the parties and he shall have power to determine how the costs of his determination shall be borne between the parties.

3.10.4	Not to assign or underlet the whole of the Premises or underlet a Permitted Part of the Premises unless on or before the assignment or underletting any of the following which the Landlord may require shall be complied with:-

(1)	all costs reasonably incurred by the Landlord in relation to the application for and the grant of the consent shall be paid;

(2)	the proposed assignee or underlessee shall enter into a direct Deed of Covenant (in a form reasonably specified by the Landlord) with the Landlord to observe and perform the covenants on the part of the Tenant and the conditions contained (in the case of an underletting) in the Underlease (except in the case of an underletting the covenants to pay the Rent);

(3)	(in the case of an assignment) the proposed assignor shall enter into an authorised guarantee agreement as defined in section 16 of the Landlord and Tenant (Covenants) Act 1995 in a form reasonably specified by the Landlord;

(4)	if the intended assignee is a limited company either:-

(a) at least two persons approved by the Landlord (such approval not to be unreasonably withheld) shall join in the said Deed of Covenant to covenant with and guarantee to the Landlord in the terms of Schedule 4; or

(b) the intended assignee shall deposit with the Landlord an amount equal to the Principal Rent for such period as shall be reasonable having regard to market conditions payable at such date or (if higher) the then open market rent for the Premises for one year at such date as reasonably estimated by the Landlord such sum to be held by the Landlord on the terms of a deed reasonably specified by the Landlord as security for and to be charged with the due performance and observance of the covenants on the part of the Tenant and the conditions contained in this Lease;

but the requirements of this clause 3.10.4(4) shall not apply in the case of the proposed assignee or underlessee being a public limited company whose shares are fully quoted on the London Stock Exchange or listed on NASDAQ and having both:-

(a) a net profit (ignoring any extraordinary or non-recurring items of income or profit) after tax in the case of each of the three financial years ending last before the date of the application for the consent of not less than three times the Principal Rent at such date and

(b) an issued and paid up non-redeemable share capital of not less than 10 times the Principal Rent payable at such date or (if higher) the then open market rent for the Premises for one year at such date, as reasonably estimated by the Landlord.

3.10.5	Not to underlet the whole of the Premises or a Permitted Part of the Premises other than by way of an underlease:-

	(1)	which reserves a rent not less than the then open market rent (to be approved by the Landlord prior to the grant of any such Underlease) such approval not to be unreasonably withheld or delayed (or, in the case of a Permitted Part, a Fair Proportion of that rent) such rent to be payable in advance by equal instalments on the Rent Payment Days;

	(2)	which is granted without any fine or premium;

	(3)	which (except for an underlease for a term certain not exceeding five years) provides for the upwards only review of the rent thereby reserved on the same basis and dates on which the rent is to be reviewed in this Lease if they fall within its term;

	(4)	which imposes obligations on the sub-tenant corresponding to those imposed on the Tenant by this Lease (but, in the case of a sub-letting of a Permitted Part, so far as applicable to that Permitted Part) and which prohibits the Underlessee doing or allowing any act or thing in relation to the Premises inconsistent with or in breach of the provisions of this Lease;

	(5)	which imposes an absolute covenant against further underletting and the same restrictions on assignment charging sharing holding on trust for another parting with or sharing with another possession or occupation of the premises and the same provision for direct covenants and registration as in this Lease;

	(6)	which imposes a condition for forfeiture of the Underlease by the Underlessor on breach of any covenant by the Underlessee; and

	(7)	which is in a form previously approved by the Landlord (such approval not to be unreasonably withheld or delayed); and

	(8)	which, in the case of a subletting of a Permitted Part, validly excludes Sections 24 to 28 (inclusive) of the 1954 Act, a copy of any necessary court order being supplied to the Landlord prior to such Underlease being granted.

3.10.6	To use its best endeavours to enforce the performance and observance by the Underlessee of the provisions of any Underlease and not at any time either expressly or by implication to waive any breach of the covenants or conditions in the Underlease nor to vary the terms or accept a surrender of any Underlease.

3.10.7	To procure that the rent is reviewed under any Underlease in accordance with its terms and to procure that (if the Landlord so requires) the Landlord’s representations as to that reviewed rent are made to any independent person appointed to determine it to the reasonable satisfaction of the Landlord.

3.10.8	Within one month after the execution of any assignment transfer charge or underlease or upon any transmission by reason of a death or otherwise affecting the Premises or any sharing arrangement under clause 3.10.9 to give notice thereof in duplicate to the Landlord’s solicitors and to produce to and leave with the Landlord’s solicitors a certified copy of any relevant deed instrument or other document and to pay to the Landlord or its Solicitor a registration fee of thirty pounds plus Value Added Tax.

3.10.9	The Tenant or an authorised Underlessee may share occupation of the Premises with a company which is a Group Company of itself provided that:

	(1)	such other company is not entitled to the exclusive use or occupation of the Premises or any part of it;

	(2)	no rent is paid by such other company for such sharing of occupation;

	(3)	no estate or interest in land in the Premises are created or arises in favour of such other company; and

	(4)	on and such other company ceasing to be a Group Company of the Tenant or Underlessee, such other company shall immediately vacate the Premises and such sharing of occupation shall cease;

	(5)	the Tenant gives written notice to the Landlord immediately upon the commencement termination or any alteration of any such sharing of the Premises or of any such cessation;

	(6)	the Tenant or Underlessee at all times remains in occupation of the Premises or part of it.

3.11	Costs

To pay all proper and reasonable costs, charges and expenses (including solicitors’ costs and architects’ and surveyors’ fees) incurred by the Landlord for the purposes of or incidental to:-

	(1)	the preparation service or enforcement (whether by proceedings or otherwise) of any notice under Section 146 or 147 of the Law of Property Act 1925 (as amended) or any other notice requiring the Tenant to remedy a breach) any of the Tenant’s covenants contained in this Lease(notwithstanding forfeiture for such breach shall be avoided otherwise than by relief granted by the Court);

	(2)	the preparation service and enforcement (whether by proceedings or otherwise) of any notice to repair or schedule in respect of dilapidations accrued during the Term or accrued at or prior to the end or sooner determination of the Term whether or not served during the Term;

	(3)	the recovery or attempted recovery of any arrears of the Principal Rent or any other sum payable under this Lease or interest payable on any of them;

	(4)	the preparation and service of any service of any notice under the Landlord and Tenant (Covenants) Act 1995;

	(5)	any applications by the Tenant for the Landlord’s consent whether such consent is granted reasonably refused, or offered subject to any reasonable conditions, or such application is withdrawn.

3.12	End of the Term

	3.12.1	Unless the Tenant shall have applied for a new tenancy pursuant to the Landlord and Tenant Act 1954 to permit the Landlord during the period commencing six months prior to the end of the Term to affix and retain without interference upon any external part of the Premises a notice for re-letting the Premises and during such period to permit persons with authority from the Landlord or its Agents at all reasonable times to view the Premises.

	3.12.2	At the end of the Term to yield up the Premises (but not trade and other tenant’s fixtures as shall belong to the Tenant, provided that the Tenant shall make good to the reasonable satisfaction of the Landlord all damage to the Premises resulting from their removal) with full vacant possession in good and substantial repair and condition in accordance with the Tenant’s covenants in this Lease and clear of any goods or refuse and to deliver to the Landlord all the keys to the Premises and all entry access cards, identity cards and other security devices relating to the Premises.

3.13		Information

	3.13.1	To ensure that at all times the Landlord and the local police force (and, if the Landlord so requires, the supplier of any intruder alarm service) have written notice of the name, home address and home telephone number of at least two key-holders of the Premises.

	3.13.2	On request at reasonable intervals to produce to the Landlord or the Surveyor all plans, documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this Lease have been complied with.

	3.13.3	Whenever during the Term called upon so to do at reasonable intervals, to furnish to the Landlord, in writing the information envisaged in section 40(1) of the 1954 Act within one calendar month of request by the Landlord.

3.14		Indemnity

To indemnify and keep indemnified fully the Landlord against any claims proceedings damages demands costs and expenses incurred by the Landlord arising directly or indirectly:-

			(1)	from any act or omission however caused or occurring in or upon the Premises (other than for death or personal injury arising from the negligence of the Landlord or its employees).

			(2)	Relating to or arising from any breach, non-observance or non-performance by the Tenant of any of its covenants or the conditions or other provisions of this Lease;

			(3)	From damage occasioned to any other Unit or other Adjoining Property or to any person caused directly or indirectly by any act default or negligence of the Tenant or anyone under the Tenant’s control.

	3.15	Easements and Incumbrances

		3.15.1	Not to do anything by which the right of light or air to or belonging to the Premises may be endangered or interfered with or lost and in the event of any other person or persons doing any act or thing whereby such right of light or air to the Premises are endangered interfered with or lost forthwith to notify the Landlord and to permit the Landlord to take such action at law or otherwise as may seem necessary to it in the name of the Tenant either alone or jointly with the Landlord for the protection of their interests in the Premises.

		3.15.2	To observe and perform the Incumbrances so far as they affect the Premises and are subsisting and capable of taking effect and not to do anything which constitutes a breach of any of the Incumbrances.

4.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant (but so that no person being the Landlord shall be liable for any breach, non-observance or non-performance of any of these covenants occurring after it shall part with the immediate reversion to this Lease):

4.1	Quiet Enjoyment

The Tenant paying the Principal Rent and all other monies payable under this Lease and performing and observing the covenants on the part of the Tenant and the conditions and agreements contained in this Lease. To permit the Tenant to peaceably hold and enjoy the Premises during the Term without any lawful interruption by the Landlord or any person claiming under or in trust for the Landlord.

4.2	Insurance

	4.2.1	To insure the Premises, and to use all reasonable endeavours to procure that the Management Company shall insure the Common Parts, the Communal Service Conduits and any Communal Apparatus, against loss or damage by the Insured Risks in such insurance office or with such underwriters of repute and through such agency as the Landlord or the Management Company (as the case may be) may from time to time decide for their respective Reinstatement Costs but –

		(1)	the insurance shall be subject to such excesses, exclusions and limitations as shall be imposed by the insurers; and

		(2)	the insuring obligations in this clause 4.2.1 shall not apply:

			(a)	to the extent to which such insurance shall be rendered void or voidable or is vitiated by any act of the Tenant or anyone under the Tenant’s control;

			(b)	to the extent to which such insurance is not reasonably available with an insurance office or underwriters of repute in the UK insurance market.

	4.2.2	To use all reasonable endeavours to procure that the interest of the Tenant is noted on the Landlord’s insurance policy for the Premises and to produce to the Tenant on request (but not more than once in each year) a copy of that Policy and any endorsements thereon and the last premium receipt or other reasonable evidence of the terms of the Policy and of the fact that the last premium has been paid.

	4.2.3	The insured Risks shall be:-
(1) loss or damage by fire explosion storm lightning flood burst pipes impact and (in peacetime) aircraft, riot, civil commotion, malicious damage, subsidence and heave and (in respect only of the Premises) such other risks insurance against which the tenant may reasonably request the Landlord (but without obligation from time to time reasonably decide;
(2) liability of the Landlord arising out of or in connection with any matter involving or relating to the Premises; and
(3) the loss of the Principal Rent payable under this Lease from time to time(having regard to any review of rent which may become due under this Lease) for such period as the Landlord may reasonably require being not less than three years.

4.3	Repair and Maintenance

To use all reasonable endeavours to procure the maintenance and keeping in good and substantial repair and condition by the Management Company of:

	(1)	the Common Parts;
	(2)	the Communal Service Conduits;
	(3)	any Communal Apparatus;

in each case in compliance with any statutory requirements but otherwise to a standard determined by the Management Company (whose determination shall be conclusive and not susceptible to challenge provided it is made in good faith) provided that the Landlord shall not be liable for any disrepair until the Landlord has had written notice from the Tenant of the disrepair and a reasonable time to procure its remedy by the Management Company.

4.4	Services

To use all reasonable endeavours to procure the provision by the Management Company of the following:

(1) lighting the roadways and roundabouts within the Common Parts;
(2) planting and maintaining the landscaped areas within the Common Parts;

in each case in compliance with any statutory requirements but otherwise of a quality and quantity determined by the Management Company (whose determination shall be conclusive and not susceptible to challenge provided it is made in good faith) and provided further that the Landlord shall not be liable for any loss, damage or inconvenience suffered by the Tenant or any other person due to any breakdown of any service or any suspension of any service for repair or overhaul or for any other reason beyond the Landlord’s or (as the case may be) the Management Company’s control.

	4.5	Service Charge

To comply with its obligations, and use all reasonable endeavours to procure that the Management Company shall comply with its functions, under Part 1 of Schedule 5.

5.	RENT REVIEW

	5.1	Increase to Open Market Rent

The Principal Rent shall increase at each Review Date to the Open Market Rent if that is greater than the amount of the Principal Rent reserved by this Lease immediately before the Review Date (whether then actually payable or suspended by reason of the rent suspension provisions contained in this Lease).

	5.2	Open Market Rent

“Open Market Rent” means the Principal Rent which might reasonably be expected to be payable for the Premises from the expiry of the period referred to in clause 5.3 (8) if the Premises were let in the open market on the relevant Review Date on the basis of the assumptions set out in sub-clause 5.3 (whether or not facts) but disregarding (if applicable) the matters set out in sub-clause 5.4.

	5.3	Assumptions

The assumptions to be made are:-

(1)	that the Premises are let on the open market without a fine or premium with vacant possession by a willing landlord to a willing tenant for a term commencing on the relevant Review Date equal to the unexpired residue of the Term or ten years (whichever is longer).
(2)	That the letting is of the Premises as a whole and on the same terms and conditions as are contained in this Lease as to the amount of the Principal Rent (but including the provisions for rent review);
(3)	That the Premises are ready for fitting out by the hypothetical tenant for the purpose of its trade or business;
(4)	That the Premises may lawfully be used for the Permitted Use as varied or extended by any licence or other deed supplemental to this Lease;
(5)	That the Tenant has complied with all it's covenants and obligations under this Lease;
(6)	that, if the Premises or any other part of the Estate shall have been damaged or destroyed, it had before the Review Date been fully repaired and reinstated;
(7)	that no works have been carried out to the Premises during the Term which would diminish the rental value of the Premises;
(8)	that the hypothetical tenant will have the benefit of such period (commencing on the grant of the hypothetical lease) free of rent or at a concessionary rent as he might be expected to negotiate in the open market as (but only as) a fitting out period.

5.4	Disregards

The matters to be disregarded (if applicable) are any effect on rent of:-
	(1)	the fact the Tenant, their sub-tenant or their respective predecessors in title have been in occupation of the premises;

(2)	any goodwill attached to the Premises by reason of the carrying on at the Premises of the business of the Tenant, their sub-tenants or their predecessors in title in their respective businesses.
(3)	any improvement alteration or addition carried out by the Tenant, its sub-tenant or its respective predecessors in title at its own cost with the written consent of the Landlord (where required) otherwise than in pursuance of an obligation to the Landlord contained herein;
(4)	any Enactment of the nature referred to in clause 5.10.

5.5	Independent Determination
	5.5.1	The Landlord and the Tenant may (but are not obliged to) attempt to agree the Open Market Rent but if the Landlord and the Tenant have not agreed on the Open Market Rent by four months before the Review Date then the determination of the Open Market Rent may at any time after that (unless and until the Open Market Rent is agreed) be referred by either party to an independent chartered surveyor (“the valuer”) –
		(1)	of not less than ten years qualification; and
		(2)	having practical experience in and knowledge of commercial lettings of property similar to the Premises and situated in the area in which the Premises are situated.
	5.5.2	The valuer shall act as an arbitrator and not as an expert and the Arbitration Act 1996 shall apply to his determination.
	5.5.3	The valuer shall be appointed (in the event of the Landlord and the Tenant failing to agree on the appointee) by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors (“RICS”) on the application of either party;
	5.5.4	The Landlord and the Tenant may agree in writing the Reviewed Rent at any time and if they do so after a referral to the valuer then:-
		(1)	the valuer’s appointment shall (subject to resolution of the issue of costs) be determined upon such agreement;
		(2)	the valuer’s costs to the date of such agreement and relating to any award as to costs shall be in the determination of the valuer as part of the reference to it insofar as not agreed between the Landlord and the Tenant.

5.6	Replacement of Valuer
If the valuer shall die, delay or become unwilling, unfit or incapable of acting or if for any other reason the President for the time being of the Royal Institution of Chartered Surveyors or the person acting on its behalf shall in its absolute discretion think fit he may on the application of either party by writing discharge the valuer and appoint another in its place.

5.7	Date of Determination
The valuer’s determination shall be dated with the date on which it is actually dispatched to the Landlord and the Tenant and not any earlier date.

5.8	Interim Rent
If the Reviewed Rent payable on and from any Review Date has not been ascertained by that day (or where that day is not a Rent Payment Day, by the immediately preceding Rent Payment Day);
(1) the Tenant shall pay, on that and each subsequent Rent Payment Day until the Reviewed Rent has been ascertained, rent on account at the rate payable immediately before that Review Date; and
(2) on the seventh day after the Reviewed Rent has been ascertained (“the Shortfall Payment Day”), the Tenant shall pay as additional rent:
(a) the shortfall between the amount of each instalment of rent paid on account and the amount of each instalment of rent that would have been payable on those Rent Payment Days if the Reviewed Rent had previously been ascertained, and
(b) interest at Base Rate calculated on the shortfall of each instalment from its Rent Payment Day until the Shortfall Payment Day;

and for the purposes of this clause, the Reviewed Rent is “ascertained” when it is agreed in writing between the Landlord and the Tenant or determined by the valuer.

	5.9	Payment of Valuer’s Fees

If either the Landlord or the Tenant shall fail to pay the appropriate amount of the fees and expenses of the valuer as determined by it within fourteen days of the same being demanded by the valuer, the other shall be entitled to pay the same and the amount so paid shall be repaid on demand with Interest by the party chargeable on demand.

	5.10	Enactment Restraining Review

If at any Review Date there shall be in force any Enactment which shall restrict, curtail or modify the effect or operation of the provisions of this clause 5 then the Landlord shall in addition to the review herein provided for on each occasion such Enactment or any part thereof is removed relaxed or modified be entitled on giving not less than one month’s notice in writing expiring after such removal relaxation or modification to introduce a special review date which shall be the date of expiration of such notice and the rent from such special review date if any shall be determined in accordance with the provisions of this clause 5 mutatis mutandis.

	5.11	Memorandum of Review

Immediately after agreement (as distinct from determination) of the Reviewed Rent a memorandum as to its amount shall be signed by the Landlord and the Tenant.

5.	FORFEITURE

	6.1	The Landlord may re-enter upon the Premises in the name of the whole if-

(1) the Principal Rent or any part shall at any time be unpaid for fourteen days after becoming payable (whether formally demanded or not); or
(2) any other sum due from the Tenant under the terms of this Lease shall at any time be unpaid for fourteen days after the later of demand and becoming payable; or
(3) any of the Tenant’s covenants or obligations in this Lease shall not be performed or observed; or

(4)	in relation to the Tenant (being a company)-
	(a)	a proposal is made for a voluntary arrangement pursuant to Part 1 of the Insolvency Act 1986; or
	(b)	a petition is presented for an administration order pursuant to Part II of that Act; or
	(c)	a petition is presented pursuant to Part IV of that Act or a resolution proposed for winding-up in either case whether compulsory or voluntary or a meeting is convened or a resolution is proposed for the purchase redemption or reduction of any part of the issued share capital of the Tenant (whether or not to comply with s.142 of the Companies Act 1985) except in any such case for a reconstruction or amalgamation not involving or arising out of insolvency); or
	(d)	a receiver is appointed of the whole or any part of its assets or undertaking (whether or not an administrative receiver as defined in s.29(2) of the Insolvency Act 1986); or
(5)	in relation to the Tenant (being an individual)-
	(a)	an application is made for an interim order pursuant to Part VIII of that Act; or
	(b)	a petition is presented for bankruptcy or a bankruptcy order is made pursuant to Part IX of that Act; or
	(c)	an insolvency practitioner is appointed pursuant to s.273 of that Act; or
(6)	the Tenant shall make a composition with creditors; or
(7)	any distress or execution is levied on any of the Tenant’s goods or property; or
(8)	any of the events or circumstances set out above in this Clause 6.1 shall occur in relation to any person who shall at the time have actual or contingent liability as Guarantor to the Landlord for the observance and performance of the Tenant’s covenants in this Lease (and in every case if the Tenant or Guarantor is more than one person if any of the said matters shall occur in relation to any one such person).

	6.2	If the Landlord re-enters pursuant to clause 6.1, thereupon this demise shall absolutely determine but without prejudice to the right of action of the Landlord in respect of any antecedent breach (including if applicable that in relation to which the Lease is forfeited) of the Tenant’s covenants or the conditions contained in this Lease.

6.	DAMAGE BY INSURED RISK

	7.1	If the Premises, or those Common Parts which serve the Premises, are damaged by an Insured Risk so that the Premises or any part of them is inaccessible or unfit for occupation or use, but not if payment of the insurance money is refused wholly or in part as a result of the act or default of the Tenant or anyone under the Tenant’s control,-

(1) the Principal Rent and the Service Charge or a fair proportion of them according to the nature and the extent of the damage sustained (the amount of such proportion in case of dispute to be reasonably determined by the Surveyor acting as an expert and not as an arbitrator) shall be suspended and cease to be payable until the damage shall have been made good so that the Premises are again accessible and fit for occupation or use or until the expiration of three years from the date on which the destruction or damage occurred whichever is the shorter;

(2) subject to clauses 7.2 and 7.3, the Landlord will as soon as reasonably practicable (a) use all reasonable endeavours to procure the obtaining of any planning permissions or other permits and consents that may be required under the Planning Acts or other Enactment to authorise the rebuilding and reinstatement of the damaged parts of the Estate and (b) use all reasonable endeavours to procure that as soon as these have been obtained all monies received in respect of such insurance (except sums in respect of loss of rent) shall be laid out in rebuilding or reinstating the parts so damaged and meeting the related professional fees

	7.2	The Landlord shall not be liable to rebuild or reinstate the Premises, or to procure the rebuilding or reinstatement of those Common Parts which serve the Premises, pursuant to Clause 7.1(2) if:-

	(1)	the Landlord is unable (having used all reasonable endeavours as aforesaid) to obtain or procure the obtaining of all planning permissions, permits and consents necessary to execute such rebuilding and reinstating; or

	(2)	if this Lease shall be frustrated; or

	(3)	if the rebuilding or reinstating is prevented for any other reason beyond the control of the Landlord or the Management Company (as the case may be).

7.3	In any of the circumstances set out in clause 7.2 or if the Estate shall not have been re-instated, rebuilt or repaired so as again to render the Premises accessible and fit for occupation and use within two years and six months from the date of the damage then:-

	(1)	all the insurance monies relating to the Premises shall belong to the Landlord absolutely and the Landlord shall accordingly be entitled to retain them (and, for the avoidance of doubt, all insurance monies relating to the Common Parts shall belong to the Management Company which shall accordingly be entitled to retain them); and

	(2)	the Landlord may or (if the insurance money has not been refused wholly or in part as a result of the act or default of the Tenant or anyone under the Tenant’s control) the Tenant may terminate this Lease by giving to the other not less than six and not more than twelve months prior notice in writing to that effect such notice to take effect on the date specified in such notice and on such date this demise shall determine (unless this Lease shall before such notice is given have been frustrated or otherwise determined (but without prejudice to any claim by the Landlord in respect of any antecedent breach of covenant) and any dispute under this clause shall be determined by the Surveyor (acting as an expert and not as an arbitrator) provided that –

(a)	no such notice shall be given after the Premises shall again be accessible and fit for occupation and use; and

(b)	any such notice shall not have effect if prior to the date of determination specified in it the Premises shall again be accessible and fit for occupation.

7.4	If any part of the Estate is substantially damaged the obligations for reinstatement or rebuilding in this Clause 7 shall be satisfied by reinstatement or rebuilding with any modifications that the Landlord or Management Company (as the case may be) may reasonably require provided that in the case of the Premises the resulting accommodation is not materially less convenient or materially less spacious and in the case of the Common Parts they are not materially less appropriate than those which existed before the destruction or damage.

7.5	The Landlord shall account to the Tenant for the whole of any discount but shall be entitled to retain for its own benefit any commission retainer or other fee to which it may be entitled in respect of any insurance premium or other sums payable for insurance of the Premises.

7.	MISCELLANEOUS

	8.1	The Insurance Contribution, any VAT, any Interest on any of them and any other sums payable by the Tenant to the Landlord under the terms of this Lease shall be payable by way of further rent.

	8.2	The Landlord shall not be liable for any loss, damage or inconvenience suffered by the Tenant or any employees, agents, licensees or visitors of the Tenant (either personally or to property including the Premises) caused by:-

	(1)	any defect in, under or on the Estate

	(2)	any interruption of the supply of any amenities or services to which the Tenant may be entitled under this Lease due to any defect in the Common Parts, Communal Apparatus or Communal Service Conduits or due to maintenance repair, renewal or alterations or anything beyond the Landlord’s or (as the case may be) the Management Company’s control or the bursting or overflowing of any pipes, wires, cisterns or other Services Conduits save to the extent to which this may be insured against by the Landlord.

8.3	The Tenant’s covenants shall remain in full force, both at law and equity, notwithstanding that the Landlord shall have waived or released temporarily or permanently revocable or irrevocable or otherwise a similar covenant or similar covenants affecting any other Units or other Adjoining Property.

	8.4	The Tenant and the Guarantor acknowledge that no warranty is given or implied in the granting of this Lease by or on behalf of the Landlord that the Permitted Use or any other, the use to which the Tenant proposes to put the Premises nor any alterations or additions which the Tenant may now or subsequently decide to carry out will not require planning permission under the Planning Acts.

	8.5	The Tenant shall not have any rights, easements or the like (whether or not enjoyed at the date hereof) over the remainder of the Estate or any Adjoining Property other than the Granted Rights and the provisions of section 62 of the law of Property Act 1925 shall not apply to this Lease.

	8.6	The Tenant and the Guarantor each acknowledges that this Lease has not been entered into by them in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except for replies in writing given prior to hereto by the Landlord’s solicitors to inquiries raised in writing with them by the Tenant’s solicitors.

	8.7	The Tenant warrants and guarantees to the Landlord and its successors in title that the Tenant will, at all times, occupy the Premises wholly or mainly for “eligible purposes” within the meaning of paragraph 3A(9) of the Value Added Tax Act 1994 (as amended); and acknowledges the right of any disponee of the Landlord’s interest in the Premises to rely upon this representation as a condition of entering into any document disposing of the Landlord’s interest in that Premises and/or any agreement to effect such a disposal.

9	GUARANTEE COVENANT

In consideration of the Landlord entering into this Lease at the instance and request of the Guarantor, the Guarantor hereby covenants with the Landlord in the terms of Schedule 4.

10.	NEW TENANCY

This Lease creates a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

SCHEDULE 1
PART 1

(The Estate)

The land and buildings known as Wanwall Business Park, Cox Green, Maidenhead, the present boundaries of which are shown for identification edged blue on the attached plan.

PART 2
(The Premises Demised)

The whole of the land and buildings shown for identification edged red on the attached plan and known or to be known as Unit 5 including:
(1) the whole of any boundary walls or fences marked with an inward “T” on the plan,
(2) the inner half severed vertically of any boundary walls or fences marked on both sides with “T” on the plan,
(3) its Exclusive Service Conduits,
(4) its Exclusive Apparatus,
(5) any additions, alterations and improvements which may be carried out during the Term but excluding all tenant’s and trade fixtures and fittings.

PART 3
(The Incumbrances)

The matters contained or referred to in Entries 2 and 4 of the Property Register of title number BK259598 (Edition Date: 26 October 1999)

SCHEDULE 2
(The Rights Granted)

This Lease grants, subject to:
(1)

temporary interruption for repair alterations replacement or other works which the Landlord is required or permitted to carry out or to procure under the terms of this Lease (provided that in the case of such interruption, the Landlord shall provide or procure the provision of alternative facilities, reasonably acceptable to the Tenant)

	(2)	the relevant Regulations; and
	(3)	the other applicable provisions of this Lease;
the following rights:

	1.	The right at all times, (in common with others) in connection with the Permitted Use of the Premises but not otherwise, to come to and leave the Premises on foot and with vehicles over, (a) the roadways comprised in the Common Parts and, (b) the private road referred to in the transfer, dated 4th December 1987, mentioned in Entry 4 of the Property Register of title number BK259598.

	2.	The right for the Tenant, its servants, agents and workmen, at all reasonable times, on giving not less than five working days notice (or without notice in cases of emergency) to enter in and upon the Common Parts for the purpose of carrying out any necessary works of maintenance, repair or renewal to the Exclusive Service Conduits of the Premises which and which cannot be carried out without such entry; the Tenant causing as little disturbance and inconvenience as reasonably possible and making good all physical damage thereby done.

	3.	The right to the passage and running through the Communal Service Conduits in the Estate (both those now existing and those coming into existence within the Perpetuity Period) of normal and reasonable quantities of such of the following services as may now pass or run to or from the Premises through such Service Conduits namely water, soil, gas, electricity, telephone, telex and other electrical impulses, air, smoke and fumes and other things of a like nature.

SCHEDULE 3
(The Reserved Rights)

1.

The free and uninterrupted passage and running of water, soil, gas, telecommunications and other services or supply electricity through the Service Conduits which may now or in the future during the Perpetuity Period be in on under or running through the Premises and which may serve or be capable of serving any part of the remainder of the Estate or any other Adjoining Property including the right to lay and maintain Communal Service Conduits beneath any part of the Premises (other than the office building erected on the Premises) the persons exercising this right causing as little disturbance as possible and making good all damage so caused.

2.	The right at all times to carry out any works or repairs to or to build, alter or rebuild any other part of the Estate (including the Common Parts) or any Adjoining Property in any manner and for any purpose notwithstanding any interference with the access of light or air to the Premises or any temporary interference with the access of light or air to the Premises or any temporary interference or inconvenience with the Granted Rights, but not so as to materially reduce access over the Common Parts or the use of the Granted Rights and so that the Common Parts as altered or rebuilt shall not provide materially less amenity to the Premises than before the commencement of the alteration or rebuilding.

3.	The right at all reasonable times on giving reasonable written notice (except in emergency) to enter upon the Premises for viewing, inspection, valuation and for the preparation of schedules of disrepair.

4.	The rights of light air support, shelter and protection now or at any time during the Perpetuity Period enjoyed by any other part of the Estate or any other Adjoining Property over the Premises.

5.	The right to erect and retain hoardings and scaffolding on or about the Common Parts for the purpose of constructing, repairing, cleaning or decorating any other Unit or any other Adjoining Property, notwithstanding that such hoarding or scaffolding may temporarily restrict (but not completely prevent the use of) the Common Parts.

6.	The right to erect and maintain street lamps on the landscaped areas of the Premises where they abut the Common Parts.

SCHEDULE 4
(Guarantor Covenant)

1.

The Guarantor hereby covenants with the Landlord as principal debtor for the whole of the Term or until the Tenant is released from its covenants pursuant to the Landlord and Tenant (Covenants) Act 1995.

	1.1	That the Tenant shall duly perform and observe all the covenants on the part of the Tenant contained in this Lease including the payment of the rents and all other sums due hereunder in the manner and at the times herein specified.

	1.2	To indemnify the Landlord against all claims, demands, losses, damages, liability, proper costs, fees and expenses whatsoever sustained by the Landlord, by reason of or arising in any way, directly or indirectly, out of any act or default by the Tenant in the performance and observance of any of its obligations or the payment of any rents and other sums under this lease.

	1.3	That the Guarantor is jointly and severally liable with the Tenant (whether before or after any of the events referred to in paragraph 3.1.1, 3.1.2 and 3.1.3 of this Schedule) for the fulfillment of all the obligations of the Tenant under this Lease and agrees that the Landlord in the enforcement of its rights hereunder may proceed against the Guarantor was named as the Tenant in this lease.

	1.4	That the Guarantor shall not claim in any liquidation, bankruptcy, composition or arrangement of the Tenant in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Tenant and shall hold as Trustee for the Landlord all security and rights the Guarantor may have over assets of the Tenant whilst any liabilities of the Tenant or the Guarantor to the Landlord remain outstanding.

	1.5	The Guarantor hereby waives any rights to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against Guarantor

	1.6	The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under the Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Lease have been performed or discharged.

2.	None of the following or any combination thereof shall release determine discharge or in any way lessen or affect the liability of the Guarantor as principal debtor under this Lease or otherwise prejudice or affect the right of the Landlord to recover from the Guarantor to the full extent of this guarantee:

	2.1	any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or the amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease.

	2.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would, after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises.

	2.3	any extension of time given by the Landlord to the Tenant

	2.4	any variation of the terms of this Lease (including any reviews of the Principal Rent payable under this Lease) or the transfer of the Landlord’s reversion or the assignment (save for a lawful assignment) of this Lease or the surrender of part of the Premises.

	2.5	any change in the constitution structure or powers of either the Tenant, the Guarantor or the Landlord or the liquidation administration receivership or bankruptcy (as the case may be) of either the Tenant or the Guarantor.

	2.6	any legal limitation or any immunity disability or incapacity of the Tenant (whether or not know to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant.

	2.7	any other act, omission, matter or thing, whatsoever whereby bust for this provision the Guarantor would be exonerated either wholly or in part (other than a release by deed given by the Landlord)

3.	The Guarantor hereby further covenants with the Landlord that:

	3.1	if there shall be a disclaimer or surrender of this Lease whether by a liquidator, trustee in bankruptcy the Crown or otherwise, howsoever of this Lease shall be forfeited or

	3.2	if the Tenant, being a sole or the last surviving Tenant shall in the case of an individual die or in the case of a company be dissolved or if otherwise the Tenant shall cease to exist then in any such case the Guarantor shall if the Landlord by notice, in writing, given to the Guarantor within six months after such disclaimer or other event or occurrence referred to in sub-paragraph 3.1.1 or 3.1.2 or 3.1.3 so requires accept from and execute and deliver to the Landlord a counterpart of a new lease of the Premises for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term such new lease to be at the reasonable and proper cost of the Guarantor and to be at the same rents and subject to the same covenants, conditions and provisions as are contained in this Lease (but as if this Lease had continued and so that any outstanding matters relating to rent review or otherwise shall be determined as between the Landlord and the Guarantor)

		3.3	If the Landlord shall not require the guarantor to take a new lease the Guarantor shall nevertheless upon demand pay to the Landlord as sum equal to the reserved rents and all other sums that would have been payable under this Lease but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event for a period of twelve months from such disclaimer or other event or until the Landlord shall have granted a lease of the Premises to a third party whichever is earlier.

	4.	This guarantee shall inure for the benefit of the successors and assigns of the Landlord under this Lease without the necessity for any assignment.
	5.	Where two or more persons have guaranteed obligations of the Tenant the release of one or more of them shall not release the others.
	6.	The obligations of the Guarantor set in this Schedule are as primary, obligor and not merely as guarantor.

7.
(a)		The Guarantor also guarantees to the Landlord that the Tenant will observe and perform its obligations under any authorised guarantee agreement to be entered into by the Tenant under the terms of this Lease and will pay and make good to the Landlord on demand any losses, damages, costs and expenses suffered or incurred by the Landlord, if the Tenant fails to do so.

(c) For the purposes of this clause references to the “Tenant” are to the Tenant in relation to whom the Guarantor’s guarantee is given but not to a lawful assignee of that Tenant.
8.
	(a)	The Guarantor irrevocably submits to the non-exclusive jurisdiction of the Courts of England to settle any disputes which may arise out of or in connection with this Lease and waives any objection to any legal action or proceedings in any such court on the grounds of venue or on the grounds that the action or proceedings have been brought in an inconvenient or inappropriate forum.

	(b)	The bringing of any legal action or proceedings in any jurisdiction shall not preclude the Landlord from bringing any such legal action or proceedings in any to accept service of all proceedings on its behalf and the Landlord may serve other jurisdiction.

	(c)	The Guarantor hereby appoints Steptoe & Johnson Rakinsons of Clements House, 14/18 Gresham Street, London EC2V 7JE BL for the Landlord or such other firm of solicitors in England as may be notified in writing to the Landlord as its agents, any proceedings on the Guarantor either by sending them by first class post addressed to the above named agents or by so sending them to or leaving them at the Premises.

SCHEDULE 5
(Service Charge)
Part 1 – Computation, Certification and Payment

1.	Payment of Service Charge

The Tenant shall pay to the Landlord sums equal to the amounts payable from time to time during the Term by the Landlord to the Management Company by way of Service Charge (and an Interim Charge on account) in accordance with the following provisions, the purpose of which is to enable the Landlord to recover from the Tenant the Landlord’s Proportion of all expenditure overheads and liabilities which the Management Company may incur in and in connection with carrying out works on the Common Parts and providing present and future services to its occupiers (but not including expenditure incurred exclusively in connection with the Premises or any other individual Unit).

2.	Definitions

In this Schedule the following definitions apply in addition to the definitions in clause 1 of this Lease (and in case of conflict the following definitions shall prevail):

“Accounting Date”

such date in each year as the Management Company may from time to time stipulate for the purposes of this Schedule.
	“Accounting Period”	the period commencing on the day immediately after each Accounting Date and ending on the following Accounting Date;
	“Certificate”	a certificate issued under the provisions of paragraph 5 of this Schedule;
	“Estimate”	an estimate prepared under the provisions of paragraph 3.1 of this Schedule;
	“Initial Interim Rate”	the Initial Interim Rate of Service of Charge specified in clause 1.1 of this lease
	“Interim Charge”	the Landlord’s Proportion of the amount of the Estimate for each Accounting period;

“Managing Agent”

any person of firm appointed by the Managing Company from time to time to manage the Common Parts and the provision of the matters set out in Part II of this Schedule;
	“Reserve Fund”	a fund of reasonable amount that the Management Company may at its discretion decide to establish in order to meet future expenditure which it expects to incur in maintaining, replacing, rebuilding or renewing those items which it is obliged or entitled to maintain, replace, rebuild or renew under the terms of this Schedule;

“Service Charge”

the aggregate of the Landlord’s Proportion of each element of the Service Costs for each Accounting Period

	“Service Costs”	the amounts specified in Part II of this Schedule;

	“Supplemental Interim Charge”	the payment mentioned in paragraph 4.4 below;

	“Landlord’s Proportion”	a proportion of each element of the Service Costs, to be determined from time to time under the provisions of paragraph 7 of this Schedule

3.	Preparation of the Estimate

	3.1	On or before (or, if that shall be impractical, then as soon as practicable after) each Accounting Date the Management Company shall prepare an Estimate in writing to the Service Costs which it expects to incur or charge during or in respect of the Accounting Period commencing immediately after that Accounting Date.
	3.2	The Estimate shall contain a summary of those estimated Service Costs.
	3.3	Within fourteen (14) days after preparation, a copy of each Estimate shall be served by the Management Company on the Landlord together with a statement showing the Interim Charge payable by the Landlord on account of those estimated Service Costs and the Landlord shall produce a copy of that Estimate and statement to the Tenant within 21 days.

4.	Payment of Interim Charge

	4.1	The Interim Charge for each Accounting Period (together with VAT, if payable) shall be paid by the Tenant to the Landlord and by the Landlord to the Management Company, by equal instalments in advance on the Rent Payment Days during that Accounting period.

	4.2	The initial Interim Charge shall be calculated at the Initial Interim Rate and the first payment shall be made on the date of this Lease and shall be an apportioned part for the period from the Outgoings Commencement Date until the next Rent Payment Day.

	4.3	If the Interim Charge for any Accounting Period is not ascertained and notified to the Landlord by the Management Company by the first Rent Payment Day in that Period –

		(a)	until the Rent Payment Day following the ascertainment and notification to him of the new Interim Charge, the Interim Charge shall be payable on account at the rate previously payable;

		(b)	commencing on that Rent Payment Day, the new Interim Charge shall be payable; and

		(c)	on that Rent Payment Day, there shall also be paid by the Tenant to the Landlord and by the Landlord to the Management Company a sum equal to the amount by which the new Interim Charge for the period since the commencement of that Accounting Period exceeds the amount paid on account (but if the amount paid on account exceeds the new Interim Charge for that period, the Management Company shall give credit to the Landlord, and the Landlord shall give credit to the Tenant, for the overpayment).

4.4

If at any time during an Accounting Period it appears to the Management Company that (whether due to the need arising to incur a cost which was not included in the Estimate, or for any other reason whatsoever) the Interim Charge payable in respect of the Premises shall be insufficient to meet the Service Charge for that Accounting Period, the Management Company shall be entitled to serve on the Landlord a demand for a Supplemental Interim Charge of such amount as the Management Company may specify, accompanied by a written explanation of the reason for it, and the Landlord shall provide a copy of it to the Tenant, and the Tenant shall pay to the Landlord and the Landlord shall pay to the Management Company, the amount demanded within fourteen (14) days of service of the demand.

5.	Preparation and Service of the Certificate

	5.1	The Management Company shall keep proper books and records of the Service Costs and as soon as practicable after each Accounting Date the Management

Company or its Accountant shall prepare a certificate of the Service Costs for the Accounting Period ending on that Accounting Date.

5.2	The Certificate shall contain a summary of the Service Costs to which it relates.

5.3

As and when the Management Company in its absolute discretion thinks fit, a Reserve Fund may be established and as from that time each Certificate shall state any amount to be included in the Service Costs for payment into the Reserve Fund, any amount in the Reserve Fund at the commencement of the Accounting Period, and any expenditure from the Reserve Fund during or in respect of that Accounting Period.

5.4	The Certificate shall be signed by the Management Company or its Accountant and shall include a certificate by him or them and it sets out a true and accurate summary of the relevant Service Costs.

5.5	As soon as practicable after signing a copy of each Certificate shall be served upon the Landlord together with a statement showing:

(a) the Service Charge payable by the Landlord in respect of the Accounting Period to which the Certificate relates,

(b) the Interim Charge (and Supplemental Interim Charge, if any) paid by the Landlord on account of that Service Charge, and

(c) the amount (if any) by which the Service Charge exceeds or falls short of the aggregate of the payments received by way of Interim Charge and Supplemental Interim Charge

and the Landlord shall provide copies to the Tenant within ten days.

5.6

Within fourteen (14) days from the service of each statement under paragraph 5.5 above, the Tenant shall pay to the Landlord and the Landlord shall pay to the Management Company (together with VAT, if payable) the amount (if any) by which the stated Service Charge exceeds the Interim Charge stated to have been received on account.

5.7

During the two months commencing on the date of service of each Certificate the Landlord or its authorised representative (which expression shall include the Tenant) shall be entitled to inspect the books, records, invoices and accounts relating to the Service Costs included in such Certificate during normal office hours at the offices of the Management Company or its Accountant on the

Landlord giving the Management Company or its Accountant not less than two working days written request for such inspection (which the Landlord shall do if requested in writing by the Tenant).

	5.8	So far as permitted by law, each Certificate shall be conclusive of the matters, which it purports to certify, and no invalidity of a part of any Certificate shall affect the validity of any other part of the Certificate.

6.	Commencement and Expiration of Term

	6.1	The Service Charge for the Accounting Period during which this Lease is granted shall be apportioned as from the Outgoings Commencement Date.

	6.2	The provisions of this Schedule shall remain in force notwithstanding the expiration or earlier determination of the Term created by this Lease and the Service Charge for the Accounting Period during which the date of such expiration or determination falls shall be apportioned down to that date.

	6.3	The apportionments mentioned in paragraphs 6.1 and 6.2 above shall be computed as if the total Service Costs for the relevant Accounting Periods were incurred by equal daily amounts throughout such accounting Periods respectively.

7.	The Landlord’s Proportion

	7.1	The Landlord’s Proportion from time to time of any element of the Service Costs shall be a Fair Proportion provided that, where reasonable to so, different elements of Service Costs may be divided between owners of different Units in different proportions.

	7.2	The Landlord’s Proportion of any element of the Service Costs shall be reasonably from time to time by the Surveyor.

8.	Disputes

	8.1	Any dispute or difference with the Management Company arising out of this Schedule on any matter which shall not, under the other terms of this Schedule, have been conclusively determined shall be referred to the determination of an independent surveyor acting as an expert whose decision shall be final and binding on the parties and who shall have power to determine the proportions in which the costs of his determination shall be borne between the parties to the dispute. Any costs, which the Landlord shall properly incur under these provisions at the request of the Tenant, shall be repaid to the Landlord by the Tenant on demand.

8.2	The said surveyor shall be appointed on the application of the Landlord (for itself or at the request and cost of the Tenant) or the Management Company by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors.

8.3	In the event of there being disputes between the Management and the owner of two or more Units with respect to the same Certificate, the Management Company shall be entitled to require all such disputes to be consolidated before the same independent surveyor.

8.4	Notwithstanding the provisions of paragraphs 8.1 to 8.3, neither the Tenant nor the Landlord shall be entitled to dispute or challenge either the presence or the cost of any item of work or service in the Service Costs provided that the decision of the Management Company or its Managing Agent or Surveyor on such matter shall have been made in good faith and in the interest of good estate management.

8.5	Notwithstanding the provisions of paragraphs 8.1 to 8.4, neither the Tenant nor the Landlord shall, in the absence of manifest bad faith on the part of the Management Company, be entitled to dispute or challenge any matter which under the provisions of in Part II of this Schedule is (however expressed) to be determined by the Management Company or the Management Agents, if it purports to have been determined in accordance with these provisions.

8.6	No dispute or question in relation to the contents of any Certificate shall be valid unless made by the Landlord (who shall do so if requested in writing by the Tenant) in written notice specifying the item or items disputed or questioned and served on the Management Company within two months of the service of the Certificate (time being of the essence).

8.7

No dispute or question affecting any Certificate shall entitle the Tenant or the Landlord to withhold payment of the sums specified in paragraph 5.6 hereof or any other sums payable under the terms of this Lease but if it shall be ascertained (by virtue of a determination under paragraphs 8.1 to 8.3 hereof or otherwise) that the Landlord has made any overpayment in respect of the Service Costs the Management Company shall repay the amount of the overpayment to the Landlord within fourteen (14) days and the Landlord shall give the Tenant credit for the same amount.

Part II – Service Costs

9.	Basic Service Costs

	9.1	The Service Costs of any Accounting Period are all the expenditure liabilities and overheads (including VAT to the extent to which it is not recoverable by the Management Company as input tax) properly and reasonably paid or incurred by or on behalf of the Management Company during or in respect of that Accounting Period of and incidental to –

		(a)	the performance of the Management Company’s functions under the Common Parts Transfer and under clauses 4.2, 4.3 and 4.4 of this Lease;
		(b)	the carrying out an any other works and the provision of any other services falling within paragraph 11.1 below in each case in such manner and to such standard as the Management Company or the Managing Agents may from time to time determine (and their determination shall be conclusive and not susceptible to challenge if made in good faith);
		(c)	the carrying out of such other works in or on the Common Parts and the provision of such other services to the occupiers of the Estate as the Management Company or the Managing Agents may from time to time determine (and their reasonable determination shall be conclusive);
		(d)	the cost of employing Managing Agents for the general management and administration of the Estate;
		(e)	the cost of employing managing or other agents, architects, surveyors or other professional persons to arrange and supervise the execution of any works or the provision of any services in or on the Estate;
		(f)	the cost of keeping the books and records of the expenditure comprised in the Service Costs and of preparing and (if applicable) auditing and certifying the Service Costs;

(g)	the payment of all existing and future rates assessments impositions and outgoing charged or imposed or payable on or in respect of the Common Parts;

(h)

the payment of all liabilities in respect of the cost of repairing, maintaining cleansing and renewing any party or other walls, fences and structures and service media, roadways, paths, yards and other things common to the Estate or the Common Parts or Communal Service Media;

(i)

the cost of employing or engaging solicitors counsel and other professional persons in connection with the management of the Estate and the administration and collection of the Service Charge payable by the Landlord and by the owners of other Units in the Estate.

(j)

The cost of opposing or making representations in respect of the provisions or requirements of any statutory notice served on the Management Company by a competent authority in respect of the Estate or the Common Parts or Communal Service Media;

(k)

The cost of opening and maintaining one or more bank accounts and the cost (including interest) of borrowing funds (by loan or on overdraft) in order to provide the amount by which the monies in hand from the Interim Charges and Service Charges actually received from the Landlord and from the owners of other Units are insufficient to cover the expenditure liabilities and overheads mentioned above (and for this purpose the monies in hand shall be assumed to include Interim Charges and Service Charges contributed by the Management Company, corresponding to those payable by the Landlord under this Lease, in respect of any Units for which Interim Charges and Service Charges are not payable);

(l)

The cost of seeing to enforce against any third party any remedy Management Company may have against such third party for recovering the costs and expenses of making good any defect in any works carried out to the Common Parts, Communal Service Conduits or Communal Apparatus;

(m)	all charges for gas and water consumed or used on or supplied to the Common Parts.

9.2

If the Management Company in its absolute discretion shall require its employed staff to perform any of the functions mentioned in paragraph 9.1 instead of Managing Agents, architects, surveyors or other professional persons (as the case may be) then the Service Costs shall include a reasonable charge by the Management Company for providing those functions.

9.3

If the Management Company in its absolute discretion shall decide to establish a Reserve Fund, the Service Costs shall also include such sums as the Management Company or its Management Agents may from time to time determine to be put into the Reserve Fund.

10.	Supplemental

	10.1	The costs and expenses of works or services shall (but not by way of limitation) include:

		(a)	the cost of electricity, gas, oil or other fuel used for the works or services;

		(b)	the cost of leasing or hiring machinery, plant and equipment.

		(c)	the cost of inspections, examinations, surveys and insurance valuations.

10.2

For the avoidance of doubt, nothing in this paragraph shall require the Management Company to employ staff to arrange, supervise or carry out any work or service if the Management Company at its absolute discretion deems it desirable to engage agents, architects, surveyors or other professional consultants and/or independent contractors for that purpose.

11.	Works and Services

	11.1	The works and services mentioned in paragraph 9.1(b) above are:

		(a)	Repair etc.

Maintenance, repair, cleaning, replacement, renewal and rebuilding (whenever necessary or desirable) of, and compliance with codes of practice and the requirements of Enactments affecting:-

(1) the Common Parts, and

(2) the Communal Service Conduits

		(b)	Apparatus

Operation, maintenance, repair, replacement and renewal (whenever necessary or desirable) of, and compliance with codes and practice and the requirements of Enactments affecting, any Communal Apparatus;

	(c)	Landscaped Areas etc.
Landscaping and the provision and cultivation of plants, shrubs and flowers in, and compliance with codes of practice and the requirements of Enactments affecting, any landscaped areas with the Common Parts;

11.2	Provided that (for the avoidance of doubt) nothing contained in paragraph 11.1 shall impose upon the Management Company any obligation to carry out any works or provide any services beyond the matters set out in clause 4 of this Lease.

SCHEDULE 6
(The Regulations)

The Regulations are as follows: but the Landlord and the Management Company have the right, by giving reasonable prior written notice to the Tenant, to cancel or vary Regulations and to add to them in the interests of good estate management (and the Landlord’s or (as the case may be) Management Company’s reasonable decision on such matters shall be conclusive.

1.	Loading, unloading, deliver and dispatch of goods are to be carried out only within the boundaries of the Premises.

2.	No unnecessary obstruction must be caused in any part of the Common Parts (whether by goods or vehicles or refuse or persons waiting to enter the Premises.

3.	No sound amplification equipment shall be used in a manner that is audible outside the Premises.

4.	Due precautions shall be taken to avoid water freezing in conduits within the Premises.

5.	The Premises are to be secured against the intrusion when not in use.

6.	All windows and other glass in the Premises (both inside and outside) shall be kept clean at all times.

7.	The Tenant shall not make, store or bring on the Premises any petrol (other than in the petrol tanks of vehicles) or other dangerous inflammable explosive combustible or contaminative substance.

8.	The Tenant shall not allow rubbish or refuse to accumulate outside the buildings comprised in the Premises or in the Service Conduits.

EXECUTED under the common seal of

COMMERCIAL UNION LIFE ASSURANCE

COMPANY LIMITED in the presence of

Authorised Signatory: